      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1998


                                                      REGISTRATION NO. 333-43219
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            GRANT GEOPHYSICAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                                1382                               76-0548468
    (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                            ------------------------

                                 16850 PARK ROW
                              HOUSTON, TEXAS 77084
                                 (281) 398-9503
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                  LARRY E. LENIG, JR.                                      JONATHAN D. POLLOCK
         PRESIDENT AND CHIEF EXECUTIVE OFFICER                           ELLIOTT ASSOCIATES, L.P.
                GRANT GEOPHYSICAL, INC.                                       712 FIFTH AVE.
                     16850 PARK ROW                                      NEW YORK, NEW YORK 10011
                  HOUSTON, TEXAS 77084                                        (212) 506-2999
                     (281) 398-9503

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENTS FOR SERVICE)
                            ------------------------

                                    COPY TO:

                           CHRISTOPHER M. KELLY, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              901 LAKESIDE AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 586-3939

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the Common Stock being registered hereby.

Securities and Exchange Commission registration fee.........  $  5,103
National Association of Securities Dealers, Inc. filing
  fee.......................................................  $  2,230
Transfer Agent's and Registrar's fees.......................  $ 10,000
Subscription Agent's fees...................................  $ 15,000
Printing costs..............................................  $160,000
Accounting fees and expenses................................  $115,000
Legal fees and expenses.....................................  $225,000
Miscellaneous expenses......................................  $ 42,667
                                                              --------
     Total..................................................  $575,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     As permitted by the DGCL, the Registrant's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Registrant or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     The Registrant's Bylaws (the "Bylaws") provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     The Bylaws also provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person if fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Bylaws also provide that to the extent a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant may purchase and maintain insurance on behalf of a director or officer of the Registrant against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Registrant would have the power to indemnify him against such liabilities under such Bylaws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On September 30, 1997, the Company issued 9,785,581 shares of Preferred Stock to each of Elliott and Westgate in exchange for an aggregate of $19,571,162 in cash and/or satisfaction of indebtedness of the Company.

     In connection with the consummation of the Plan, on September 30, 1997, the Company issued one share of Common Stock to Elliott in exchange for $1.00. On December 19, 1997, the Company effected a two-to-one stock split in the form of a stock dividend of shares to Elliott.

     On December 18, 1997, Grant exchanged 9,571.162 shares of Preferred Stock held by Elliott, together with accrued dividends thereon, for the Subordinated Note.

     On December 19, 1997, in connection with the Acquisition, the Selling Stockholders transferred their shares of Solid State Stock to Grant in exchange for 4,652,555 shares of Common Stock.

     On December 30, 1997, the Company issued 4,094,494 shares of Common Stock to Elliott and 5,405,504 shares of Common Stock to Westgate in exchange for an aggregate of $33,953,054.

     On February 18, 1998, the Company issued $100 million aggregate principal amount of its 9 3/4% Senior Notes due 2008, Series A to Jefferies & Company, Inc. (the "Initial Purchaser"). The Original Notes are guaranteed by the Subsidiary Guarantors.

     The foregoing transactions were effected pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following Exhibits are filed herewith and made a part hereof:

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  2.1      GGI's Second Amended Plan of Reorganization under chapter 11 of the Bankruptcy Code.
  2.2      Offer to Purchase for Cash all of the Common Shares of Solid
           State not already held by or on behalf of SSGI or its
           Affiliates at a price of Cdn $3.50 per Common Share by SSGI.
  3.1(i)   Restated Certificate of Incorporation of the Company, as
           amended.
  3.1(ii)  Amended and Restated By-Laws of the Company.
  4.1      Specimen Certificate for the Common Stock, par value $.001, of the Company.
  4.2      Registration Rights Agreement between Grant and Elliott,
           dated September 19, 1997.
  4.3      Amendment No. 1 to Registration Rights Agreement between
           Grant and Elliott, dated October 1, 1997.
  4.4      Amendment No. 2 to Registration Rights Agreement between
           Grant and Elliott, dated December 17, 1997.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  4.5      Registration Rights Agreement among the Company, the
           Subsidiary Guarantors and the Initial Purchaser, dated
           February 18, 1998.
  4.6      Indenture among the Company, the Subsidiary Guarantors and
           LaSalle National Bank, as Trustee, dated February 18, 1998.
  5.1      Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities being offered.
 10.1      Loan and Security Agreement between Grant and Elliott, dated
           October 1, 1997.
 10.2      First Amendment to Loan and Security Agreement between Grant and Elliott, dated December 19, 1997.
 10.3      Demand Promissory Note from Grant to Elliott, dated November
           26, 1997.
 10.4      Subordinated Promissory Note from Grant to Elliott, dated
           December 18, 1997.
 10.5      Stock Purchase Agreement among the Company, Elliott and
           Westgate, dated December 19, 1997.
 10.6      Restated and Amended Employment Agreement between Grant and
           Larry E. Lenig, Jr., dated October 1, 1997.
 10.7      Executive Employment Agreement between Solid State and
           Mitchell L. Peters, dated November 24, 1997.
 10.8      Grant Geophysical, Inc. 1997 Equity and Performance
           Incentive Plan.
 10.9      Loan Agreement among Elliott, Westgate, Solid State and the
           U.S. Subsidiary, dated October 16, 1996.
 10.10     Form of Promissory Note from the U.S. Subsidiary to Elliott.
 10.11     Letter Agreement among Elliott, Westgate, Solid State and
           the U.S. Subsidiary, dated June 17, 1997.
 10.12     Letter Agreement among Elliott, Westgate, Solid State and
           the U.S. Subsidiary, dated September 4, 1997.
 10.13     Letter Agreement among Elliott, Westgate, Solid State and
           the U.S. Subsidiary, dated October 17, 1997.
 10.14     Letter Agreement among Elliott, Westgate, Solid State and
           the U.S. Subsidiary, dated November 30, 1997.
 10.15     Letter Agreement between Elliott and Mitchell L. Peters,
           dated November 24, 1997.
 10.16     Consulting Agreement between the Company and Donald W.
           Wilson, dated April 28, 1998.
 10.17     Second Amendment, Consent and Waiver to Loan and Security
           Agreement between Grant and Elliott, dated June 5, 1998.
 21.1      Subsidiaries of the Company.
 23.1      Consent of Jones, Day, Reavis & Pogue (included in Exhibit
           5.1).
 23.2*     Consent of KPMG Peat Marwick LLP.
 23.3      Consent of KPMG Peat Marwick LLP.
 23.4      Consent of Price Waterhouse, Chartered Accountants.
 24.1      Powers of Attorney.
 99.1      Form of Subscription Exercise Notice.


---------------

* Filed herewith

     (b) Financial Statement Schedules.

     All schedules have been omitted because they are not applicable, not required or the required information is included in the financial statements and notes thereto.

ITEM 17. UNDERTAKINGS.

     (a) Acceleration of Effectiveness. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) Rule 430A Prospectuses. The undersigned Registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Houston, State of Texas, on July 2, 1998.


                                          GRANT GEOPHYSICAL, INC.

                                          By: /s/ LARRY E. LENIG, JR.
                                            ------------------------------------
                                            Larry E. Lenig, Jr.
                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                      TITLE                            DATE
              ---------                                      -----                            ----

/s/ LARRY E. LENIG, JR.                 President, Chief Executive Officer and Director   July 2, 1998
--------------------------------------  (Principal Executive Officer)
Larry E. Lenig, Jr.

*                                       Chief Financial Officer, Treasurer and Secretary  July 2, 1998
--------------------------------------  (Principal Financial Officer)
Michael P. Keirnan

*                                       Controller                                        July 2, 1998
--------------------------------------  (Principal Accounting Officer)
Charles Ackerman

*                                       Chairman of the Board                             July 2, 1998
--------------------------------------
Donald W. Wilson

*                                       Director                                          July 2, 1998
--------------------------------------
W. Richard Anderson

*                                       Director                                          July 2, 1998
--------------------------------------
James R. Brock

*                                       Director                                          July 2, 1998
--------------------------------------
J. Kelly Elliott

                                        Director
--------------------------------------
Jonathan D. Pollock

*                                       Director                                          July 2, 1998
--------------------------------------
Donald G. Russell



* The undersigned by signing his name hereto, does sign and execute this Amendment No. 5 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the Company and which have been filed with the Securities and Exchange Commission on behalf of such officers and directors.


 By: /s/ LARRY E. LENIG, JR.
     ---------------------------------------------------------
     Larry E. Lenig, Jr.
     as Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 2.1       GGI's Second Amended Plan of Reorganization under chapter 11 of the Bankruptcy Code.
 2.2       Offer to Purchase for Cash all of the Common Shares of Solid
           State not already held by or on behalf of SSGI or its
           Affiliates at a price of Cdn $3.50 per Common Share by SSGI.
 3.1  (i)  Restated Certificate of Incorporation of the Company, as
           amended.
 3.1  (ii) Amended and Restated By-Laws of the Company.
 4.1       Specimen Certificate for the Common Stock, par value $.001, of the Company.
 4.2       Registration Rights Agreement between Grant and Elliott,
           dated September 19, 1997.
 4.3       Amendment No. 1 to Registration Rights Agreement between
           Grant and Elliott, dated October 1, 1997.
 4.4       Amendment No. 2 to Registration Rights Agreement between
           Grant and Elliott, dated December 17, 1997.
 4.5       Registration Rights Agreement among the Company, the
           Subsidiary Guarantors and the Initial Purchaser, dated
           February 18, 1998.
 4.6       Indenture among the Company, the Subsidiary Guarantors and
           LaSalle National Bank, as Trustee, dated February 18, 1998.
 5.1       Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities being offered.
10.1       Loan and Security Agreement between Grant and Elliott, dated
           October 1, 1997.
10.2       First Amendment to Loan and Security Agreement between Grant and Elliott, dated December 19, 1997.
10.3       Demand Promissory Note from Grant to Elliott, dated November
           26, 1997.
10.4       Subordinated Promissory Note from Grant to Elliott, dated
           December 18, 1997.
10.5       Stock Purchase Agreement among the Company, Elliott and
           Westgate, dated December 19, 1997.
10.6       Restated and Amended Employment Agreement between Grant and
           Larry E. Lenig, Jr., dated October 1, 1997.
10.7       Executive Employment Agreement between Solid State and
           Mitchell L. Peters, dated November 24, 1997.
10.8       Grant Geophysical, Inc. 1997 Equity and Performance
           Incentive Plan.
10.9       Loan Agreement among Elliott, Westgate, Solid State and the
           U.S. Subsidiary, dated October 16, 1996.
10.10      Form of Promissory Note from the U.S. Subsidiary to Elliott.
10.11      Letter Agreement among Elliott, Westgate, Solid State and
           the U.S. Subsidiary, dated June 17, 1997.
10.12      Letter Agreement among Elliott, Westgate, Solid State and
           the U.S. Subsidiary, dated September 4, 1997.
10.13      Letter Agreement among Elliott, Westgate, Solid State and
           the U.S. Subsidiary, dated October 17, 1997.
10.14      Letter Agreement among Elliott, Westgate, Solid State and
           the U.S. Subsidiary, dated November 30, 1997.
10.15      Letter Agreement between Elliott and Mitchell L. Peters,
           dated November 24, 1997.
10.16      Consulting Agreement between the Company and Donald W.
           Wilson, dated April 28, 1998.
10.17      Second Amendment, Consent and Waiver to Loan and Security
           Agreement between Grant and Elliott, dated June 5, 1998.
21.1       Subsidiaries of the Company.
23.1       Consent of Jones, Day, Reavis & Pogue (included in Exhibit
           5.1).
23.2*      Consent of KPMG Peat Marwick LLP.
23.3       Consent of KPMG Peat Marwick LLP.
23.4       Consent of Price Waterhouse, Chartered Accountants.
24.1       Powers of Attorney.
99.1       Form of Subscription Exercise Notice.


---------------

* Filed herewith